COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, NEW JERSEY
SERIES CLASS A SHARES AND CLASS B SHARES AND THE LEHMAN
BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:
                              DREYFUS        DREYFUS
                              PREMIER        PREMIER
                               STATE          STATE
                             MUNICIPAL      MUNICIPAL
                            BOND FUND,      BOND FUND,
                LEHMAN      NEW JERSEY      NEW JERSEY
   PERIOD      BROTHERS       SERIES          SERIES
               MUNICIPAL     (CLASS A        (CLASS B
             BOND INDEX *     SHARES)        SHARES)

   5/3/94          10,000          9,549        10,000
  4/30/95          10,665         10,142        10,569
  4/30/96          11,513         10,706        11,101
  4/30/97          12,276         11,333        11,394

*Source: Lehman Brothers